Exhibit 99.7

CONSENT OF DANIEL BLUE TO BE NAMED AS A DIRECTOR-NOMINEE

I consent to the use of my name as a Director-nominee in the “Management—Board of Directors” section in the Registration Statement to be filed by Tronox Incorporated and Tronox Limited on Form S-4 and all amendments and post-effective amendments or supplements thereto, including the Proxy Statement/Prospectus contained therein.

/s/ Daniel Blue

Daniel Blue

Dated: March 22, 2012